Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TERCICA, INC.

FIRST: The name of the corporation is Tercica, Inc. (hereinafter referred to as the Corporation).

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as the same now exists or may hereafter be amended, the DGCL).

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is ONE HUNDRED MILLION (100,000,000) shares of common stock, par value $0.01 per share (Common Stock). Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder of record on the books of the Corporation on all matters on which stockholders of the Corporation are entitled to vote.

FIFTH: In furtherance and not in limitation of the powers conferred by the law of the State of Delaware, the directors of the Corporation shall have power to adopt, amend or repeal any or all of the Bylaws of the Corporation, except as may otherwise be provided in the Bylaws of the Corporation.

SIXTH: Elections of directors need not be by written ballot, except as may otherwise be provided in the Bylaws of the Corporation.

SEVENTH: To the fullest extent permitted by the General Corporation Law of Delaware, as now or hereafter in effect, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. To the fullest extent permitted by law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification), through Bylaw provisions, agreements with any such director, officer, employee or other agent or other person, vote of stockholders or disinterested directors, or otherwise. Neither any amendment or repeal of any portion of this Article SEVENTH, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the Corporation inconsistent with this Article SEVENTH, shall adversely affect any right or protection of any director, officer, employee or other agent established pursuant to this Article SEVENTH existing at the time of such amendment, repeal or adoption of an inconsistent provision, including without limitation by eliminating or reducing the effect of this Article SEVENTH, for or in respect of any act, omission or other matter occurring, or any action or proceeding accruing or arising (or that, but for this Article SEVENTH, would accrue or arise), prior to such amendment, repeal or adoption of an inconsistent provision.

EIGHTH: The number of directors that shall constitute the whole board of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation (or in an amendment thereof duly adopted by the Board of Directors of the Corporation or by the stockholders of the Corporation).

NINTH: The Corporation reserves the right to amend, repeal and/or add to the provisions of this Certificate in any manner now or hereafter permitted by the DGCL and all rights conferred upon directors, officers, employees or agents hereby are subject to this reservation.

TENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.